Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Reports Third Quarter 2012 Results

Record Revenue and Earnings
Earnings Per Share Grew 68%
Delivered ENSCO 8506 Ultra-Deepwater Semisubmersible
Sold Two More Rigs As Part of Continuous High-Grading Strategy
Celebrated 25-Year Anniversary
Ensco Added to S&P 500 Index
LONDON--(BUSINESS WIRE)--Ensco plc (NYSE: ESV) diluted earnings per share increased 68% to $1.48 in third quarter 2012 from $0.88 a year ago. Earnings rose 68% to $344 million and operating income grew 59% to $415 million on record revenues of $1.124 billion in third quarter 2012. These increases were driven by a $22,000 increase in the average day rate and a seven percentage point increase in fleet-wide utilization, plus an 11% increase in deepwater segment rig days as new rigs were added to the active fleet.
Chairman, President and Chief Executive Officer Dan Rabun stated, “During the quarter, we delivered ENSCO 8506, the final rig in the ENSCO 8500 Series®. The rig will commence its initial term contract in the U.S. Gulf of Mexico in January 2013 with Anadarko, a repeat customer that has contracted three of our ENSCO 8500 Series semisubmersibles. We and our customers are benefiting greatly from the advantages of standardization across our fleet, especially our 8500 Series rigs.”
Mr. Rabun added, “During the quarter, we celebrated Ensco's twenty-fifth anniversary. Our growth over the past quarter century has been remarkable and we now operate across six continents. Investments in our people and our fleet have been the key to our success. Ensco's growth will continue as we complete the construction of six additional rigs that will be delivered through the end of 2014.”
Certain items influenced the year-to-year earnings per share comparisons. A loss of $8 million on the sale of ENSCO I and $4 million of impairments on certain property and equipment totaled $12 million, $0.05 per share, in third quarter 2012. Professional fees, severance payments and other acquisition-related costs in third quarter 2011 general and administrative expense totaled approximately $7 million, $0.03 per share. In addition, third quarter 2011 contract drilling expense included approximately $3 million, $0.01 per share, of severance and relocation costs related to the acquisition. Adjusted for these items, earnings per share increased approximately 66% year to year to $1.53 from $0.92.
Revenues grew 23% to $1.124 billion in third quarter 2012 from $916 million a year ago. A growing active fleet, as well as improved utilization and average day rates across the deepwater and jackup segments contributed to this increase.
Contract drilling expense was $523 million, up from $478 million in third quarter 2011. More rigs in the active fleet and significantly higher utilization in the deepwater and jackup segments drove this increase along with a rise in unit labor costs. Warranty claim settlements of $31 million related to lost revenues and costs incurred in prior periods reduced third quarter 2012 contract drilling expense, while an $11 million insurance claim settlement for ENSCO 69 reduced third quarter 2011 contract drilling expense. Adjusted for these items as well as the previously noted loss and impairments totaling $12 million in third quarter 2012, and acquisition-related costs equaling $3 million in third quarter 2011, contract drilling expense increased 12%.

Depreciation expense was $145 million, compared to $136 million a year ago. The $9 million increase was due to the addition of ENSCO 8504 and ENSCO 8505 to the active fleet.
General and administrative expense declined to $40 million from $41 million in third quarter 2011. In third quarter 2011, acquisition-related costs were $7 million as noted above.
Sequentially, general and administrative expense increased $4 million from $36 million in second quarter 2012, primarily due to additional compensation expense related to the previously announced retirement of a senior executive during third quarter 2012.
Interest expense in third quarter 2012 was $31 million, net of $26 million of interest that was capitalized, compared to interest expense of $31 million in third quarter 2011, net of $27 million of interest that was capitalized.

Segment Highlights

Deepwater
Deepwater segment revenues were $629 million in third quarter 2012, up 43% from $440 million a year ago. The commencement of ENSCO 8505, a full quarter of operations for ENSCO 8504, and increases in the average day rate and utilization contributed to this growth. The average day rate increased to $402,000 from $391,000 in third quarter 2011. Utilization improved sixteen percentage points to 90%. In addition, ENSCO 7500 operated during third quarter 2012 but was undergoing a shipyard enhancement project during third quarter 2011.
Deepwater contract drilling expense was $246 million in third quarter 2012, up from $233 million in third quarter 2011. More operating days for ENSCO 8505, ENSCO 8504 and ENSCO 7500 as well as improved utilization contributed to this increase. Adjusted for warranty claim settlements of $31 million noted above, contract drilling expense increased 19%.
Midwater
Midwater segment revenues declined to $94 million from $121 million in third quarter 2011. This decrease is due to a decline in utilization and average day rate. Utilization was 74% and the average day rate was $221,000 in third quarter 2012, compared to 89% and $239,000, respectively, a year ago. Contract drilling expense in third quarter 2012 was $65 million, compared to $72 million in the prior year period.

Jackup
Jackup segment revenues grew 15% to $381 million, up from $330 million a year ago. The increase was mostly due to a $9,000 increase in the average day rate to $109,000 and a six percentage point increase in utilization to 83%. A broad-based pickup in customer demand around the world drove the increase in utilization and average day rate.

Contract drilling expense increased $35 million to $190 million, mostly due to an increase in utilization. Third quarter 2011 contract drilling expense benefited from an $11 million gain from a cash settlement of the ENSCO 69 insurance claim. Adjusting for this item, contract drilling expense increased $24 million, or 14%.
Other
Other is composed of managed drilling rig operations and ENSCO I, a barge rig that was sold during third quarter 2012. Revenues decreased to $20 million from $24 million in third quarter 2011. This revenue decrease reflects a decline in average day rates to $66,000 from $87,000 a year ago.
Contract drilling expense was $22 million, compared to $18 million a year ago. Excluding an $8 million loss on the sale of ENSCO I, contract drilling expense declined $4 million year to year.

	Third Quarter

(in millions of $,	Deepwater			Midwater			Jackup			Other			Reconciling Items		Consolidated Total
except %)	2012	2011	Chg	2012	2011	Chg	2012	2011	Chg	2012	2011	Chg	2012	2011	2012	2011	Chg

Revenues	629.2	440.4	43%	93.8	121.3	-23%	380.9	330.1	15%	19.7	23.8	-17%	—	—	1,123.6	915.6	23%
Operating expenses
Contract drilling	245.6	233.0	5%	65.2	72.1	-10%	189.9	154.7	23%	22.4	17.7	27%	—	—	523.1	477.5	10%
Depreciation	83.4	73.5	13%	16.8	15.7	7%	42.7	44.2	-3%	0.5	0.6	-17%	1.8	1.8	145.2	135.8	7%
General and admin.	—	—	—	—	—	—	—	—	—	—	—	—	40.2	40.8	40.2	40.8	-1%
Operating income (loss)	300.2	133.9	124%	11.8	33.5	-65%	148.3	131.2	13%	(3.2)	5.5	NM	(42.0)	(42.6)	415.1	261.5	59%
Strong Financial Position - 30 September 2012
Ensco maintained a strong financial position:

•	$9 billion of contracted revenue backlog excluding bonus opportunities

•	Long-term debt-to-capital ratio of 29%

•	$1.9 billion of available revolving credit facilities

•	$160 million of cash and cash equivalents

EVP and Chief Financial Officer Jay Swent commented, “Capital expenditures for the first nine months of 2012 totaled $1.6 billion of which $1.2 billion, or 75%, was invested in new construction. These investments, coupled with $1.9 billion of remaining contractual commitments for rigs being constructed through 2014, will propel the future growth of our company.
“We also continued to high-grade our fleet by selling a barge rig in the third quarter and a jackup rig in early October.”
Mr. Swent concluded, “Ensco was reinstated into the S&P 500 Index during the third quarter after we converted our NYSE listing to ordinary shares in the second quarter.”
Ensco will conduct a conference call at 10:00 a.m. Central Time (3:00 p.m. London time) on Thursday, 1 November 2012 to discuss third quarter 2012 results. The call will be webcast live at www.enscoplc.com. Interested parties may listen to the call by dialing (866) 524-3160 from within the United States and +1 (412) 317-6760 from outside the U.S. Please ask for the Ensco conference call. It is recommended that participants call fifteen minutes before the scheduled start time.

A replay of the conference call will be available by telephone one hour after the completion of the call through 12 November 2012 by dialing (877) 344-7529 or, if calling from outside the U.S. +1 (412) 317-0088 (Conference ID 10011411). A webcast replay, MP3 download and transcript of the call will be available at www.enscoplc.com.

Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. For 25 years, the company has focused on operating safely and exceeding customer expectations. Ensco is ranked #1 for total customer satisfaction with top honors in 13 of 17 categories in the most recent annual survey by EnergyPoint Research. Operating the world's newest ultra-deepwater fleet and largest fleet of active premium jackups, Ensco has a major presence in the most strategic offshore basins across six continents. Ensco plc is an English limited company (England No. 7023598) with its registered office and corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.enscoplc.com.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements regarding expected financial performance, day rates and backlog; the expected synergies from the integration of Pride International's operations; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; and general market, business and industry conditions, trends and outlook.  Such statements are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation or suspension of drilling contracts as a result of mechanical difficulties, performance or other reasons; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; our ability to realize the expected benefits from our redomestication and actual contract commencement dates.  In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC's website at www.sec.gov or on the Investor Relations section of our website at www.enscoplc.com.  Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

OPERATING REVENUES	$1,123.6	$915.6	$3,222.0	$1,841.3

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	523.1	477.5	1,533.0	955.4
Depreciation	145.2	135.8	424.1	278.8
General and administrative	40.2	40.8	113.9	118.3
	708.5	654.1	2,071.0	1,352.5

OPERATING INCOME	415.1	261.5	1,151.0	488.8

OTHER INCOME (EXPENSE)
Interest income	5.5	6.5	17.2	9.0
Interest expense, net	(30.9)	(30.8)	(95.5)	(54.5)
Other, net	.2	10.8	2.4	16.1
	(25.2)	(13.5)	(75.9)	(29.4)

INCOME BEFORE INCOME TAXES	389.9	248.0	1,075.1	459.4

PROVISION FOR INCOME TAXES	44.5	41.9	119.6	84.2

NET INCOME	345.4	206.1	955.5	375.2

NONCONTROLLING INTERESTS	(1.9)	(1.6)	(5.3)	(4.2)

NET INCOME ATTRIBUTABLE TO ENSCO	$343.5	$204.5	$950.2	$371.0

EARNINGS PER SHARE
Basic	$1.48	$0.89	$4.10	$2.04
Diluted	$1.48	$0.88	$4.10	$2.03

NET INCOME ATTRIBUTABLE TO ENSCO SHARES
Basic	$339.9	$202.2	$940.4	$366.7
Diluted	$339.9	$202.2	$940.4	$366.7

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	229.6	228.1	229.2	180.0
Diluted	229.9	228.6	229.5	180.4

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	September 30, 2012	December 31, 2011
	(Unaudited)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$159.8	$430.7
Accounts receivable, net	853.2	851.7
Other	397.6	398.9
Total current assets	1,410.6	1,681.3

PROPERTY AND EQUIPMENT, NET	13,120.0	12,421.9

GOODWILL	3,274.0	3,274.0

OTHER ASSETS, NET	429.7	521.6

	$18,234.3	$17,898.8

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities and other	$867.4	$1,160.1
Short-term debt	—	125.0
Current maturities of long-term debt	47.5	47.5
Total current liabilities	914.9	1,332.6

LONG-TERM DEBT	4,822.9	4,877.6

DEFERRED INCOME TAXES	327.0	339.5

OTHER LIABILITIES	475.6	464.6

TOTAL EQUITY	11,693.9	10,884.5

	$18,234.3	$17,898.8

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Nine Months Ended
	September 30,
	2012	2011

OPERATING ACTIVITIES
Net income	$955.5	$375.2
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation expense	424.1	278.8
Other	31.6	28.2
Changes in operating assets and liabilities	176.4	(280.2)
Net cash provided by operating activities	1,587.6	402.0

INVESTING ACTIVITIES
Additions to property and equipment	(1,583.8)	(498.4)
Acquisition of Pride International, Inc., net of cash acquired	—	(2,656.0)
Other	66.8	41.6
Net cash used in investing activities	(1,517.0)	(3,112.8)

FINANCING ACTIVITIES
Cash dividends paid	(260.9)	(211.4)
Commercial paper borrowings, net	(125.0)	175.0
Equity issuance (cost) reimbursement	66.7	(70.5)
Reduction of long-term borrowings	(30.9)	(196.7)
Proceeds from issuance of senior notes	—	2,462.8
Debt financing costs	—	(31.9)
Other	6.7	13.4
Net cash (used in) provided by financing activities	(343.4)	2,140.7

Effect of exchange rate changes on cash and cash equivalents	1.9	(.7)

DECREASE IN CASH AND CASH EQUIVALENTS	(270.9)	(570.8)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	430.7	1,050.7

CASH AND CASH EQUIVALENTS, END OF PERIOD	$159.8	$479.9

ENSCO PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Third Quarter		Second Quarter
	2012	2011	2012

Rig Utilization(1)

Deepwater	90%	74%	91%
Midwater	74%	89%	79%
Jackup	83%	77%	83%

Total	84%	77%	85%

Average Day Rates(2)

Deepwater	$402,489	$391,129	$389,761
Midwater	221,420	239,379	227,378
Jackup	108,588	99,775	105,356

Total	$200,409	$178,006	$191,663

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned a day rate, including days associated with compensated downtime and mobilizations. For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

Contacts
Ensco plc
Investor Contacts:
Sean O'Neill, 713-430-4607
Vice President - Investor Relations and Communications

or
Nick Georgas, 713-430-4490
Manager - Investor Relations

or
Media Contact:
Alice Brink, 713-430-4658
Manager - Communications